SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Burning Rock Biotech Limited

(Name of Issuer)

Class A Ordinary Shares, par value $0.0002 per share

(Title of Class of Securities)

12233L1070**

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares (“ADSs”). One ordinary share represents one ADS.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON HSG VENTURE VI HOLDCO, LTD. (“HSG VENTURE VI HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,840,808
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,840,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,840,808
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON HSG VENTURE V HOLDCO I, LTD. (“HSG VENTURE V HOLDCO I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,004,874
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,004,874

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,004,874
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON HONGSHAN CAPITAL VENTURE FUND VI, L.P. (“HONGSHAN CAPITAL VENTURE FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,840,808, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,840,808, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,840,808
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON HONGSHAN CAPITAL VENTURE FUND V, L.P. (“HONGSHAN CAPITAL VENTURE FUND V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,004,874, of which 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,004,874, of which 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,004,874
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON HSG VENTURE VI MANAGEMENT, L.P. (“HSG VENTURE VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

3,840,808, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

3,840,808, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,840,808
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON HSG VENTURE V MANAGEMENT, L.P. (“HSG VENTURE V MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

3,004,874, of which 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

3,004,874, of which 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,004,874
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON HSG HOLDING LIMITED (“HSG HOLDING”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

6,845,682, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO and 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of each of HSG VENTURE VI MANAGEMENT and HSG VENTURE V MANAGEMENT is HSG HOLDING.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

6,845,682 shares, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO and 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of each of HSG VENTURE VI MANAGEMENT and HSG VENTURE V MANAGEMENT is HSG HOLDING.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,845,682
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.0%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP CHINA ENTERPRISES”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

6,845,682, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO and 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of each of HSG VENTURE VI MANAGEMENT and HSG VENTURE V MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

6,845,682, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO and 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of each of HSG VENTURE VI MANAGEMENT and HSG VENTURE V MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,845,682
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.0%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON URM MANAGEMENT LIMITED (“URM MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 885
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 885

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

6,846,567, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO, 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I and 885 shares are directly owned by URM MANAGEMENT. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of each of HSG VENTURE VI MANAGEMENT and HSG VENTURE V MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns each of SNP CHINA ENTERPRISES and URM MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

6,846,567, of which 3,840,808 shares are directly owned by HSG VENTURE VI HOLDCO, 3,004,874 shares are directly owned by HSG VENTURE V HOLDCO I and 885 shares are directly owned by URM MANAGEMENT. The sole shareholder of HSG VENTURE VI HOLDCO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of each of HSG VENTURE VI MANAGEMENT and HSG VENTURE V MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns each of SNP CHINA ENTERPRISES and URM MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,846,567
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.0%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 85,318,596 shares of Class A ordinary shares outstanding as of December 31, 2022, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 20, 2023.

ITEM 1.

(a)	Name of Issuer:

Burning Rock Biotech Limited

(b)	Address of Issuer’s Principal Executive Offices:

601, 6/F, Building 3, Standard Industrial Unit 2

No. 7, Luoxuan 4th Road

International Bio Island, Guangzhou, 510005

People’s Republic of China

ITEM 2.

(a)	Name of Persons Filing:

HSG Venture VI Holdco, Ltd.

HSG Venture V Holdco I, Ltd.

HongShan Capital Venture Fund VI, L.P.

HongShan Capital Venture Fund V, L.P.

HSG Venture VI Management, L.P.

HSG Venture V Management, L.P.

HSG Holding Limited

SNP China Enterprises Limited

URM Management Limited

Neil Nanpeng Shen

The sole shareholder of SCC VENTURE VI HOLDO is HONGSHAN CAPITAL VENTURE FUND VI. The General Partner of HONGSHAN CAPITAL VENTURE FUND VI is HSG VENTURE VI MANAGEMENT. The General Partner of HSG VENTURE VI MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is SC CHINA VENTURE V MANGAEMENT. The General Partner of HSG VENTURE V MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

NS wholly owns URM MGMT.

(b)	Address of Principal Business Office or, if none, Residence:

Suite 3613, 36/F, Two Pacific Place

88 Queensway

Hong Kong

(c)	Citizenship:

HSG VENTURE VI HOLDCO, HSG VENTURE V HOLDCO I, HONGSHAN CAPITAL VENTURE FUND VI, HONGSHAN CAPITAL VENTURE FUND V, HSG VENTURE VI MANAGEMENT, HSG VENTURE V MANAGEMENT, HSG HOLDING, URM MGMT: Cayman Islands

SNP CHINA ENTERPRISES: British Virgin Islands

NS: Hong Kong SAR

(d)	CUSIP Number:

12233L1070

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

HSG Venture VI Holdco, Ltd.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HSG Venture V Holdco I, Ltd.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HongShan Capital Venture Fund VI, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HongShan Capital Venture Fund V, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HSG Venture VI Management, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HSG Venture V Management, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HSG Holding Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

URM Management Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen